Exhibit 21

AMGEN INC.
SUBSIDIARY (Name under which subsidiary does business)		STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION

Immunex Corporation		Washington
Amgen Manufacturing, Limited		Bermuda
Amgen USA Inc.		Delaware